Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-136924 and No. 333-163114) on Form S-8 of GeoMet, Inc. of our report dated February 17, 2015, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of GeoMet, Inc. for the year ended December 31, 2014.

/s/ Hein & Associates LLP

Houston, Texas

February 17, 2015